Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inari Medical, Inc.

Irvine, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 21, 2020, relating to the financial statements of Inari Medical, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

February 21, 2020